Exhibit 35.1

GCO EDUCATION LOAN FUNDING TRUST-1

OFFICER’S CERTIFICATE OF THE

SUBSERVICER

GCO Education Loan Funding Corp.	Standard & Poor’s Ratings Services
152 West 57th Street, 60th Floor	55 Water Street
New York, NY 10019	New York, NY 10041
Attention: Kenneth C. Rogozinski	Attention: Asset-Backed Surveillance Group

Zions First National Bank	Fitch Ratings
717 17th Street, Suite 301	One State Street Plaza
Denver, CO 80202	New York, NY 10004
Attention: Corporate Trust Department	Attention: Structured Finance

GCO Education Loan Funding Trust-I	Moody’s Investors Service Inc.
c/o Wilmington Trust Company	99 Church Street
Rodney Square North, 1100 North Market Street	New York, NY 10007
Wilmington, DE 19890-0001	Attention: Structured Finance
Attention: Corporate Trust Administration

Pursuant to Section 12.01 of the Indenture of Trust by and among GCO Education Loan Funding Trust-I, as Issuer, Zions First National Bank, as Indenture Trustee, and Zions First National Bank, as Eligible Lender Trustee, dated as of March 1, 2003, as amended and supplemented, the undersigned hereby certifies that (a) a review of the activities of Great Lakes Education Loan Services, Inc. (“the Subservicer”) during the calendar year ended December 31, 2005 and of its performance under the Student Loan Origination and Servicing Agreement, dated as of January 28, 2003, between the Subservicer and Greystone Servicing Corporation, Inc., as Servicer (the “Subservicing Agreement”) has been made under the supervision of the undersigned; and (b) to the best of the undersigned’s knowledge, based on such review, the Subservicer has fulfilled all its obligations under the Subservicing Agreement throughout such year.

GREAT LAKES EDUCATION LOAN SERVICES, INC., as Subservicer

Dated as of: December 31, 2005	By:	/s/ Michael J. Noack
	Name:	Michael J. Noack
	Title:	Chief Servicing Officer